Exhibit 10(b)
GENERAL MOTORS 2002 ANNUAL INCENTIVE PLAN
As Amended December 4, 2006
     1. The purposes of the General Motors 2002 Annual Incentive Plan (this “Plan”) are to reward performance and provide incentive for future endeavor to certain employees who contribute to the success of the business by making them participants in that success.
     2(a). The Executive Compensation Committee of the General Motors Board of Directors (the “Committee”), as from time to time constituted pursuant to the by-laws of General Motors Corporation (the “Corporation” or “GM”), may, prior to June 1, 2007, authorize the granting to employees of the Corporation of annual target awards. The Committee, in its sole discretion, shall determine the performance levels at which different percentages of such awards shall be earned, the collective amount for all awards to be granted at any one time, and the individual annual grants with respect to employees who are officers of the Corporation. The Committee may delegate to the Chief Executive Officer responsibility for determining, within the limits established by the Committee, individual award grants for employees who are not executive officers of the Corporation. All such awards shall be denominated and paid in cash (U.S. dollars or local currency equivalent).
     2(b). Prior to the grant of any target award, the Committee shall establish for each such award performance levels related to the enterprise (as defined below) at which 100% of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned. The term “enterprise” shall mean the Corporation and/or any unit or portion thereof, and any entities in which the Corporation has, directly or indirectly, a substantial ownership interest.
     2(c). With respect to the performance levels to be established pursuant to paragraph 2(b), the specific measures for each grant shall be established by the Committee at the time of such grant. In creating these measures, the Committee may establish the specific goals based upon or relating to one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings per share, economic value added, increase in customer base, inventory turnover, market price appreciation of the Corporation’s common stock, market share, net income, net income margin, operating profit margin, pre-tax income, productivity, profit margin, quality, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, and/or total shareholder return. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.
     2(d). If any event occurs during a performance period which requires changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments.
     2(e). Except as otherwise provided in paragraph 6, the percentage of each target award to be distributed to an employee shall be determined by the Committee on the basis of the performance levels established for such award and the performance of the applicable enterprise or specified portion thereof, as the case may be, during the performance period. Following determination of the final payout percentage, the Committee may, upon the recommendation of the Chief Executive Officer, make adjustments to awards for officers of the Corporation to reflect individual performance during such period, which for covered officers will involve only negative discretion. A covered officer is any individual whose compensation in the year of expected payment of an award, or in the year in which the Corporation will claim a tax deduction in respect of such individual’s award thereunder, will be subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, as determined by the Committee. Adjustments to awards to reflect individual performance for employees who are not executive officers of the Corporation may be made by the Chief Executive Officer. Any target award, as determined and adjusted pursuant to this paragraph 2(e) and paragraph 6, is herein referred to as a “final award.” The total aggregate final award paid to any employee for any one year shall not exceed $7.5 million. The Committee shall certify the final awards earned by covered officers in writing prior to any award payments.
     3. Subject to such additional limitations or restrictions as the Committee may impose, the term “employees” shall mean persons (a) who are employed by the Corporation, or any subsidiary (as such term is defined below), including employees who are also directors of the Corporation or any such subsidiary, or (b) who accept (or previously have accepted) employment, at the request of the Corporation, with any entity not described in 3(a) above but in which the Corporation has, directly or indirectly, a substantial ownership interest. For purposes of this Plan, the term “subsidiary” shall mean (i) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by the Corporation, or (ii) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, comparable control. The Committee shall, among other things, determine when and to what extent individuals otherwise eligible for consideration shall become or cease to be, as the case may be, employees for purposes of this Plan and shall determine when, and under what circumstances, any individual shall be considered to have terminated employment for purposes of this Plan. To the extent determined by the Committee, the term employees shall be deemed to include former employees and any beneficiaries thereof. For purposes of this Plan, a “participant” shall mean an employee who receives an award hereunder.
     4(a). Target awards which have become final awards may be subject to a vesting schedule established by the Committee. Except as otherwise provided in this Plan, no final award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting and the unpaid portion of any final award shall be subject to the provisions of paragraph 6. The Committee shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan. As a condition to the vesting of all or any portion of a final award the Committee may, among other things, require an employee to enter into such agreements as the Committee considers appropriate and in the best interests of the Corporation, except for awards that vest pursuant to paragraph 12 of this Plan.
     4(b). With respect to target awards which have become final awards as provided in paragraph 2(e), the Committee may, in its discretion, pay to the participant interest on all portions thereof which are unvested. No holder of a target award shall have any rights to interest prior to such target award becoming a final award. Any interest payable with respect to such unvested final awards shall be paid at such times, in such amounts, and in accordance with such procedures as the Committee shall determine.
     5(a). An employee shall be eligible for consideration for a target award based on such criteria as the Committee shall from time to time determine.

     5(b). No target award shall be granted to any director of the Corporation who is not an employee at the date of grant.
     6(a). Payment of any final award (or portion thereof) to an individual employee shall be subject to the satisfaction of the conditions precedent that such employee: (i) continue to render services as an employee (unless this condition is waived by the Committee), (ii) refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any subsidiary (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity which is competitive with any activity of the Corporation or any subsidiary) and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation, and (iii) furnish to the Corporation such information with respect to the satisfaction of the foregoing conditions precedent as the Committee shall reasonably request. Except as otherwise provided under paragraph 6(c) below, the failure by any employee to satisfy such conditions precedent shall result in the immediate cancellation of the unvested portion of any final award previously made to such employee and such employee shall not be entitled to receive any consideration in respect of such cancellation.
     6(b). If any employee is dismissed for cause or quits employment without the prior consent of the Corporation, the unvested portion of any final award previously made to such employee shall be canceled as of the date of such termination of employment, and such employee shall not be entitled to receive any consideration in respect of such cancellation.
     6(c). Upon termination of an employee’s employment for any reason other than as described in (b) above, the Committee may, but shall not in any case be required to, waive the condition precedent relating to the continued rendering of services in respect of all or any specified percentage of the unvested portion of any final award, as the Committee shall determine. To the extent such condition precedent is waived, the Committee may accelerate the vesting of all or any specified percentage of the unvested portion of any final award.
     6(d). For purposes of this Plan, a qualifying leave of absence, determined in accordance with procedures established by the Committee, shall not constitute a termination of employment, except that a final award shall not vest during a leave of absence granted an employee for local, state, provincial, or federal government service.
     6(e). If employment of an employee is terminated by death, all final awards not currently vested shall immediately vest.
     7. Subject to paragraph 6, all final awards which have vested in accordance with the provisions of this Plan shall be paid in cash promptly following the determination of such final award or such vesting, if applicable, but not later than two and one-half months after the end of the calendar year in which determination, or vesting, if applicable occurs. If the Corporation shall have any unpaid claim against an employee arising out of or in connection with the employee’s employment with the Corporation, such claim may be offset against awards under this Plan. Such claim may include, but is not limited to, unpaid taxes, the obligation to repay gains pursuant to paragraph 5(e) of the General Motors 2002 Stock Incentive Plan, or Corporate business credit card charges.

     8. To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan, such right shall be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions to be made hereunder shall be paid from the general assets of the Corporation. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and any employee, former employee, or any other person.
     9. The expenses of administering this Plan shall be borne by the Corporation.
     10. Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no target or final award shall be assignable or transferable and, during the lifetime of the employee, any payment in respect of any final award shall be made only to the employee. An employee shall designate a beneficiary or beneficiaries to receive all or part of the amounts to be distributed to the employee under this Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the employee at any time. A designation or revocation shall be on forms prescribed by and filed with the Secretary of the Committee. In case of the employee’s death, the amounts distributable to the employee under this Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Plan to the designated beneficiary or beneficiaries. The amount distributable to an employee upon death and not subject to such a designation shall be distributed to the employee’s estate or legal representative. If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Plan, the amount in question may be paid to the estate of the employee, in which event the Corporation shall have no further liability to any party with respect to such amount.
     11. Full power and authority to construe and interpret this Plan shall be vested in the Committee. To the extent determined by the Committee, administration of this Plan, including, but not limited to (a) the selection of employees for participation in this Plan, (b) the determination of the number of installments, and (c) the determination of the vesting schedule for final awards, may be delegated to the Chief Executive Officer; provided, however, the Committee shall not delegate to the Chief Executive Officer any powers, determinations, or responsibilities with respect to executive officers of the Corporation. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Chief Executive Officer. The Committee shall have the right, in the case of participants not employed in the United States, to vary from the provisions of this Plan in order to preserve the incentive features of this Plan.
     12.(a) Upon the occurrence of a Change in Control and the termination of the employment of an employee within three years thereafter (i) by the Corporation other than for gross negligence or deliberate misconduct which demonstrably harms the Corporation or, (ii) by the participant for Good Reason, all outstanding awards granted under this Plan shall vest and be paid at the target award level, or, if greater, at the level resulting from the Corporation’s actual performance based on the most recent forecast approved by the Executive Compensation Committee. Awards shall be pro-rated based on the number of days in the performance period occurring prior to such payment as a percentage of the total number of days in the performance period.

     12.(b) If a Change in Control shall occur during a performance period, an employee whose employment terminates during such performance period prior to such Change in Control under circumstances in which such employee’s award hereunder was prorated and to be paid when final awards were determined hereunder shall be entitled to receive payment of such final prorated award at the conclusion of the performance period at the target level or, if greater, at the level resulting from the Corporation’s actual performance. Any such award shall be prorated in the same manner as in Paragraph 12(a).
     12.(c) A “Change in Control” shall mean the occurrence of any one of the following:
     (i) any “person” or “group” as those terms are used in the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), other than any employee benefit plan of GM or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the current beneficial owner, within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act, of GM securities representing in the aggregate 20% or more of the combined voting power of GM’s then outstanding securities entitled to vote in general matters coming before stockholders of the Corporation, whether in a meeting or otherwise; provided, however, that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below.
     In the event that the application of this subsection (i) to an occurrence that has taken place or may take place raises interpretive issues regarding the foregoing definitions of “person,” and “group,” a duly adopted resolution of the Board of Directors of the Corporation or the Directors & Corporate Governance Committee, or a successor thereof (the “D&CG Committee”), determining that a Change in Control, as defined in this subsection (i), has occurred or will occur shall be final, binding and conclusive for all purposes under the terms of this Plan, and no revocation of that decision, rescission of that resolution or change to the terms hereof shall alter the effect of the resolution of the Board of Directors or the D&CG Committee that such occurrence does or will constitute a Change in Control, unless the effect of such rescission, revocation, change, or alteration shall not have an adverse effect on employees covered by this Plan to the extent they have benefited or will benefit by reason of such resolution;
     (ii) during any two-year period, Incumbent Directors, as hereinafter defined, cease for any reason to constitute a majority of the Board. For purposes of this paragraph, “Incumbent Director” shall mean the directors of the Corporation on the Effective Date and any new directors whose election by the Board or nomination for election by the Corporation’s stockholders was approved by at least two-thirds of the directors still in office who were Incumbent Directors (including individuals whose appointment or election to office after the Effective Date satisfied the requirements of this paragraph); provided, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be an Incumbent Director;

     (iii) GM merges, consolidates or combines with any other corporation or other entity, other than a merger, consolidation, combination or any similar transaction, without regard to the form thereof, (A) that would result in all or a portion of the voting securities of GM outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent entity thereof) securities representing more than 50% of the combined voting power of the voting securities of GM or such surviving entity (or parent entity thereof) outstanding immediately after such merger or consolidation and (B) by which the corporate existence of GM is not affected and following which GM’s Chief Executive Officer would retain his or her position with GM and the GM directors would remain on the Board of the Corporation and constitute a majority thereof; provided, however, that if GM is not the ultimate parent of the controlled group of which it is a member, references to GM in clause (B) of this subsection shall be deemed to refer to such ultimate parent of the Corporation or its successor;
     (iv) GM sells or otherwise disposes of all or substantially all of its assets; or
     (v) the stockholders of the Corporation approve a plan of complete liquidation of GM.
     12.(d) “Good Reason” for termination by the participant of the participant’s employment shall mean the occurrence (without the participant’s express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:
(i) a significant adverse change in the participant’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following are not “Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the participant, or (B) for employees below the level of Executive Vice President, a change of less than two levels in the position to which the participant reports, or (C) a change in the person to whom the participant reports:
(ii) a reduction in the participant’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the participant’s incentive opportunity under the incentive plans as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;
(iii) the Employer’s requiring the participant to change the principal workplace location at which the participant is based to a location that is greater than 50 miles distant from such participant’s principal workplace location immediately prior to the date of such change of location;
(iv) the failure by the Corporation or the Employer (as applicable) to pay to the participant (A) any portion of the participant’s annual base salary, (B) any awards earned pursuant to the incentive plans or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Corporation or any of its Subsidiaries, in each case within seven days of the date such compensation is due;

(v) the failure by the Corporation or the Employer (as applicable) to continue in effect any compensation plan or program in which the participant participates immediately prior to the Change in Control and which is material to the participant’s total compensation, including, without limitation, the incentive plans or any plans or programs adopted in substitution thereof prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or the failure by the Corporation or the Employer (as applicable) to continue the participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of opportunities provided and the level of the participant’s participation relative to other positions, as existed at the time of the Change in Control;
(vi) the failure by the Corporation or the Employer (as applicable) to continue to provide the participant with benefits substantially similar to those enjoyed by the participant in the aggregate under any of the Corporation’s or the Employer’s (as applicable) pension and retirement, fringe benefit and welfare plans, including life insurance, medical, health and accident, disability, and vacation plans and programs in which the participant participates immediately prior to the Change in Control or the taking of any action by the Corporation or the Employer (as applicable) which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefits enjoyed by the participant immediately prior to the Change in Control;
(vii) the failure by the Corporation or the Employer (as applicable) to continue to provide the participant with indemnification and insurance coverage under the Corporation’s Certificate of Incorporation, Bylaws and any applicable agreement to which the participant is a party or of which the participant is a beneficiary, which is substantially the same as that enjoyed by the participant under any such instruments or arrangements immediately prior to the Change in Control;
(viii) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan; or
(ix) any purported termination of the participant’s employment by the Corporation or the Employer (as applicable) which is not effected pursuant to a Notice of Termination.
     The participant’s right to terminate the participant’s employment for Good Reason shall not be affected by the participant’s incapacity due to physical or mental illness.
     The participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the participant fails to provide the Corporation with notice of the occurrence of any of foregoing within the ninety-day period immediately following the date on which the participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (ii) the participant fails to provide the Corporation with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Corporation by the participant within ninety days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the third anniversary of the Change in Control in the event that the third anniversary of the Change in Control would occur during such thirty-day period.
     12.(e) “ Employer” shall mean, as applicable to any Participant, the Corporation or Subsidiary that employs the Participant.
     12.(f) “Notice of Termination” shall mean a notice that indicates the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a participant’s employment.
     12.(g) “Person” shall mean any individual, corporation, partnership, association, limited liability corporation, joint-stock corporation, trust, unincorporated organization or government or political subdivision thereof, including any employee or participant of the Corporation and its Subsidiaries.
     12.(h) “Subsidiary” shall mean (i) a corporation in which capital stock having ordinary voting power to elect a majority of the board of directors is owned, directly or indirectly, by the Corporation and (ii) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, control comparable to that described in clause (i).
     12.(i) The preceding provisions of this Section 12 shall apply notwithstanding any other provision of the Plan to the contrary, unless the Committee shall have expressly provided in any applicable award for different provisions to apply in the event of a Change in Control. For the avoidance of doubt, any such different provisions may be more or less favorable to either of the parties to the award, but if the application of such different provisions is unclear, uncertain, or ambiguous, the provisions of this Section 12 shall govern.
     13. If the implementation of any of the foregoing provisions of this Plan would cause an employee or participant to incur adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended from time to time, the implementation of such provision shall be delayed until, or otherwise modified to occur on, the first date on which such implementation would not cause adverse tax consequences under Section 409A.
     14. Notwithstanding anything in this Plan to the contrary, any award made to a participant under this Plan on or after January 1, 2007 is subject to being called for repayment to the Corporation in any situation where the Board of Directors or a committee thereof determines that fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s). The determination regarding employee conduct and repayment under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Participant and the Corporation.
     15. The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate this Plan provided that no such action shall (a) adversely affect the rights of an employee with respect to previous target awards or final awards under this Plan (except as otherwise permitted under paragraphs 2(d), 4, or 6), and this Plan, as constituted prior to such action, shall continue to apply with respect to target awards previously granted and final awards which have not been paid, or (b) without the approval of the stockholders, (i) increase the limit on the maximum amount of final awards provided in paragraph 2(e), or (ii) render any director of the Corporation who is not an employee at the date of grant or any member of the Executive Compensation Committee or the Audit Committee, eligible to be granted a target award, or (iii) permit any target award to be granted under this Plan after May 31, 2007. For the avoidance of doubt, the provisions of Section 12(c) may be amended by the Board if necessary or desirable to be compliant or consistent with, or to avoid adverse consequences to Participants under Section 409A of the Code.
     16. Every right of action by, or on behalf of, the Corporation or by any stockholder against any past, present, or future member of the Board of Directors, officer, or employee of the Corporation or its subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any employee (past, present, or future) against the Corporation arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and construed accordingly.
     17. This Plan shall be effective on June 4, 2002, if approved by the stockholders of the Corporation at the 2002 annual meeting.